Exhibit 99.1

  Ramco-Gershenson Completes Redemption of Series B Preferred Shares


    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Nov. 13, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has completed the redemption of 1,000,000 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, CUSIP 751452400, which represents all of the outstanding Series B Preferred Shares. The redemption price was $25.00 plus accrued and unpaid dividends, resulting in an aggregate payout of approximately $25.3 million.

    "With the redemption of the Series B Preferred Shares, the Company has no outstanding issues of preferred stock," said Dennis Gershenson, President and Chief Executive Officer. "The redemption of the Series B Preferred Shares, as well as the redemption of the Series C Preferred Shares earlier in the year, were contemplated as part of our 2007 business plan."

    About Ramco-Gershenson Properties Trust

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 87 shopping centers totaling approximately
19.2 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Trust's website at www.rgpt.com.

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Trust's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Trust. Management of the Trust believes that the expectations reflected in forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of Trust's tenants and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or Richard Smith, CFO, 248-350-9900
             Fax: 248-350-9925